Exhibit 99.1

PRESS RELEASE

Investor Relations:

Alex Spong

303-222-2552

Chipotle Mexican Grill, Inc. Announces First Quarter 2013 Results

Denver, Colorado – (Business Wire) – April 18, 2013 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2013.

Highlights for the first quarter of 2013 as compared to the first quarter of 2012 include:

•	Revenue increased 13.4% to $726.8 million

•	Comparable restaurant sales increased 1.0%

•	Restaurant level operating margin was 26.3%, a decrease of 110 basis points

•	Net income was $76.6 million, an increase of 22.2%

•	Diluted earnings per share was $2.45, an increase of 24.4%

•	Opened 48 new restaurants

“We are committed to sourcing the finest ingredients we can, and to skillfully preparing and cooking them with great care, because we know it results in exceptional tasting food that our customers appreciate. We believe the more people care about their food, and discover where it comes from, the more likely they are to become loyal customers of Chipotle,” said Steve Ells, Founder, Chairman and co-CEO of Chipotle.

First quarter 2013 results

Revenue for the quarter was $726.8 million, up 13.4% from the prior year period. The growth in revenue was the result of new restaurants not in the comparable base and a 1.0% increase in comparable restaurant sales. Comparable restaurant sales growth was driven primarily by increased traffic partially offset by a loss of trading days in the quarter as compared to the first quarter of 2012.

During the quarter we opened 48 new restaurants, bringing the total restaurant count to 1,458.

Food costs were 33.0% of revenue, an increase of 80 basis points driven by higher commodity costs. Higher commodity costs were driven by inflationary pressures on many of our ingredients, particularly salsa and other produce, as well as dairy and chicken. This increase was partially offset by lower avocado prices.

Restaurant level operating margin was 26.3% in the quarter, a decrease of 110 basis points from the prior year period. The decrease was primarily driven by higher food costs and to a lesser extent from higher occupancy costs.

G&A costs were 6.1% of revenue, down 160 basis points from the prior year period primarily due to lower non-cash, non-economic stock compensation expense, and from lower payroll tax expense related to the exercise of fewer options, and from favorable sales leverage. The prior year stock compensation expense included a one-time charge of $5.6 million related to performance shares issued in 2010.

Net income for the first quarter of 2013 was $76.6 million, or $2.45 per diluted share, compared to $62.7 million, or $1.97 per diluted share, in the first quarter of 2012. Income taxes in the first quarter benefited by about $3.3 million related to 2012 tax credits, which represents an earnings per share benefit of $.10 per share.

“We are pleased with our performance during the first quarter of 2013. What pleases me even more than the continued sales and earnings growth is the empowered people culture we have in our restaurants. Our field teams better understand how to create this special culture and the quality of our managers in our restaurants is getting better all the time. Our restaurant managers and crew take great pride in running efficient operations and in creating an exceptional restaurant experience for our guests,” said Monty Moran, co-CEO.

Outlook

For 2013, management expects the following:

•	165 – 180 new restaurant openings

•	Flat to low single digit comparable restaurant sales excluding any potential menu price increases

•	An effective full year tax rate of approximately 38.5% (36.3% in the first quarter, and approximately 39.1% for the remainder of 2013).

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss complete first quarter 2013 financial results on Thursday, April 18, 2013 at 4:30 PM Eastern time. A press release with first quarter 2013 financial results will be issued at approximately 4:00 PM Eastern time that same day.

The conference call can be accessed live over the phone by dialing 1-888-503-8163 or for international callers by dialing 1-719-457-2710. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 4684496. The replay will be available until April 25, 2013. The call will be webcast live from the company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. A similarly focused people culture, with an emphasis on identifying and empowering top performing employees, enables us to develop future leaders from within. Chipotle opened its first restaurant in 1993 and currently operates over 1,450 restaurants. For more information, visit chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including the expression of confidence in the likelihood of people becoming loyal Chipotle customers, as well as statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales trends, potential menu price increases, and effective tax rates in 2013, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as decreased consumer spending and economic uncertainty, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; the risk of food-borne illnesses and other health concerns about our food; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities related to advertising claims and other marketing activities related to Food With Integrity; the effect of competition in the restaurant industry; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies; security risks associated with the acceptance of electronic payment cards or electronic storage of confidential customer or employee information; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; risks related to the tax treatment of our separation from McDonald’s; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three Months ended March 31
	2013		2012
Revenue	$726,751	100.0%	$640,603	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	239,589	33.0	206,590	32.2
Labor	171,469	23.6	151,985	23.7
Occupancy	47,620	6.6	40,509	6.3
Other operating costs	76,656	10.5	66,179	10.3
General and administrative expenses	44,211	6.1	49,334	7.7
Depreciation and amortization	22,936	3.2	20,084	3.1
Pre-opening costs	2,886	0.4	2,448	0.4
Loss on disposal of assets	1,340	0.2	1,250	0.2

Total operating expenses	606,707	83.5	538,379	84.0

Income from operations	120,044	16.5	102,224	16.0
Interest and other income, net	266	—	434	0.1

Income before income taxes	120,310	16.6	102,658	16.0
Provision for income taxes	(43,726)	(6.0)	(39,994)	(6.2)

Net income	$76,584	10.5%	$62,664	9.8%

Earnings per share:
Basic	$2.47		$2.00

Diluted	$2.45		$1.97

Weighted average common shares outstanding:
Basic	31,012		31,410

Diluted	31,229		31,846

Comprehensive income	$75,480		$63,347

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	March 31	December 31
	2013	2012
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$346,930	$322,553
Accounts receivable, net of allowance for doubtful accounts of $1,185 and $1,187 as of March 31, 2013 and December 31, 2012, respectively	15,475	16,800
Inventory	11,431	11,096
Current deferred tax asset	9,382	8,862
Prepaid expenses and other current assets	31,723	27,378
Income tax receivable	—	9,612
Investments	160,573	150,306

Total current assets	575,514	546,607
Leasehold improvements, property and equipment, net	875,597	866,703
Long term investments	195,520	190,868
Other assets	44,100	42,550
Goodwill	21,939	21,939

Total assets	$1,712,670	$1,668,667

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$56,629	$58,700
Accrued payroll and benefits	44,779	71,731
Accrued liabilities	49,468	56,421
Income tax payable	31,240	—

Total current liabilities	182,116	186,852
Deferred rent	172,917	167,057
Deferred income tax liability	47,575	48,947
Other liabilities	21,971	19,885

Total liabilities	424,579	422,741

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2013 and December 31, 2012, respectively	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 34,938 and 34,912 shares issued as of March 31, 2013 and December 31, 2012, respectively	349	349
Additional paid-in capital	834,262	816,612
Treasury stock, at cost, 4,005 and 3,819 common shares at March 31, 2013 and December 31, 2012, respectively	(572,483)	(521,518)
Accumulated other comprehensive income (loss)	(80)	1,024
Retained earnings	1,026,043	949,459

Total shareholders’ equity	1,288,091	1,245,926

Total liabilities and shareholders’ equity	$1,712,670	$1,668,667

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Three months ended March 31
	2013	2012
Operating activities
Net income	$76,584	$62,664
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,936	20,084
Deferred income tax provision (benefit)	(1,923)	1,803
Loss on disposal of assets	1,340	1,250
Bad debt allowance	9	12
Stock-based compensation expense	15,387	20,240
Excess tax benefit on stock-based compensation	(1,869)	(68,392)
Other	177	78
Changes in operating assets and liabilities:
Accounts receivable	1,309	(710)
Inventory	(340)	(1,102)
Prepaid expenses and other current assets	(4,376)	(4,738)
Other assets	(1,588)	(9,946)
Accounts payable	773	2,909
Accrued liabilities	(33,893)	(31,435)
Income tax payable/receivable	42,721	29,260
Deferred rent	5,880	5,130
Other long-term liabilities	2,123	2,269

Net cash provided by operating activities	125,250	29,376

Investing activities
Purchases of leasehold improvements, property and equipment	(36,495)	(41,864)
Purchases of investments	(54,598)	(60,382)
Maturities of investments	39,500	—

Net cash used in investing activities	(51,593)	(102,246)

Financing activities
Acquisition of treasury stock	(50,965)	(27,011)
Proceeds from employee stock plan transactions	155	81
Excess tax benefit on stock-based compensation	1,869	68,392
Other financing payments	(35)	(33)

Net cash provided by (used in) financing activities	(48,976)	41,429

Effect of exchange rate changes on cash and cash equivalents	(304)	389
Net change in cash and cash equivalents	24,377	(31,052)
Cash and cash equivalents at beginning of period	322,553	401,243

Cash and cash equivalents at end of period	$346,930	$370,191

Supplemental disclosures of cash flow information
Decrease in purchases of leasehold improvements, property and equipment accrued in accounts payable	$2,813	$149

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2013	2012	2012	2012	2012
Number of restaurants opened	48	60	36	55	32
Restaurant relocations	—	—	(2)	(1)	—
Number of restaurants at end of period	1,458	1,410	1,350	1,316	1,262
Average restaurant sales	$2,105	$2,113	$2,119	$2,106	$2,072
Comparable restaurant sales increases	1.0%	3.8%	4.8%	8.0%	12.7%